Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-125987

             Prospectus Supplement to Prospectus Dated July 25, 2005

                              WINTHROP REALTY TRUST

                                 $400,000,000 of
                      Common Shares Of Beneficial Interest
                     Preferred Shares Of Beneficial Interest
                                 Debt Securities
             Plus 23,222,223 of Common Shares of Beneficial Interest
                       Offered by the Selling Shareholders

                             ----------------------

      This prospectus supplement relates to the prospectus dated July 25, 2005, including the provisions relating to the resale, from time to time of up to 23,222,223 Common Shares of Beneficial Interest of Winthrop Realty Trust by the selling shareholders named in the base prospectus or in any amendments or supplements thereto.

      This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the base prospectus.

      The information in the table appearing under the heading "Selling Shareholders" in the base prospectus is amended by adding the information below with respect to selling shareholders not previously listed in the base prospectus, and by superceding the information with respect to one selling shareholder previously listed in the base prospectus.

                              SELLING SHAREHOLDERS

Beneficial Ownership and Other Information

      The following table sets forth information with respect to the shares of beneficial interest beneficially held by the selling shareholders:

                                                  Beneficial
                                                  Ownership of                           Shares          Percent        Percent
                                                 Common Shares                         Beneficially       Owned          Owned
                                                   Prior to         Common Shares    Owned After the      Before         After
Name                                               Offering*       Being Offered**     Offering(1)*      Offering       Offering
-----------------------------------------        -------------     ---------------   ---------------     --------       --------
Omicron Master Trust (13)                           55,556              55,556              0               ***            --
Rockmore Investment Master Fund Ltd. (16)           17,600              17,600              0               ***            --
Portside Growth and Opportunity Fund (17)           37,955              37,955              0               ***            --

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* Beneficial ownership calculated as of July 18, 2005 in accordance with Rule
13d-3 promulgated under the Securities Exchange Act of 1934 and is based on 32,058,913 common shares of beneficial interest outstanding; provided, however, that beneficial ownership with respect to the shareholders named in this prospectus supplement is based on 65,369,718 common shares of beneficial interest outstanding as of the date of this prospectus supplement. With the exception of 1,000,000 common shares beneficially owned by Kimco Realty Corporation, 57,907 shares beneficially owned by an affiliate of Grandview, LLC and 5,904 shares issuable upon conversion by an affiliate of Grandview of 1,200 shares of Series A Preferred Stock, all of the shares beneficially owned are issuable upon conversion of our Series B-1 Preferred Shares.

** The common shares being offered consist of 22,222,223 shares issued or issuable upon conversion of our Series B-1 Preferred Shares and 1,000,000 common shares beneficially owned by Kimco Realty Corporation.

*** Less than 1%.

(1) Assumes that all of the common shares covered by this prospectus are sold by the selling shareholders pursuant to this prospectus. The selling shareholders may choose to dispose of none or only a portion of the shares held by them pursuant to this prospectus.

(13) Ownership reflects shares owned by Omicron Master Trust at July 25, 2005 after taking into account subsequent transfers to other Selling Shareholders named in this Prospectus Supplement and does not necessarily reflect actual ownership as of the date of this Prospectus Supplement. We have been advised as follows: Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over common shares owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the common shares owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such common shares. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the common shares owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over common shares owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such common shares and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the common shares being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(16) We have been advised as follows: Rockmore Capital, LLC ("Rockmore Capital") and Rockmore Partners, LLC ("Rockmore Partners"), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda ("Rockmore Master Fund"). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over common shares owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such common shares. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the common shares owned by Rockmore Master Fund and, as of the date of this prospectus supplement, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions with respect to common shares owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the common shares owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such common shares and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the common shares as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Rockmore Master Fund.

(17) We have been advised as follows: Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares being offered by Portside Growth and Opportunity Fund through this prospectus and will receive no compensation whatsoever in connection with sales of shares offered by Portside Growth and Opportunity Fund through this prospectus.

                          -----------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 18, 2007